Exhibit 4.1

VALARIS LIMITED

2021 MANAGEMENT INCENTIVE PLAN

Article I. PURPOSE

The Valaris Limited 2021 Management Incentive Plan (the “Plan”) is designed to provide certain key persons, on whose initiative and efforts the successful conduct of the business of Valaris Limited, an exempted company incorporated under the laws of the Bermuda (the “Company”) depends, and who are responsible for the management, growth and protection of the business of the Company, with incentives to: (a) enter into and remain in the service of the Company Group, (b) acquire a proprietary interest in the success of the Company Group, (c) maximize their performance and (d) enhance the long-term performance of the Company Group.

Article II. DEFINITIONS

As used in the Plan, the following terms shall have the respective meanings set forth below:

(a)                “Award” means the grant of any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or cash award.

(b)                “Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Grantee execute such Award Agreement or may provide for procedures through which Award Agreements are made available but not executed.

(c)                “Board” means the Board of Directors of the Company.

(d)                “Bye-laws” means the bye-laws of the Company, as amended and/or restated and in effect from time to time.

(e)                “Cause” in connection with a termination of employment or other service to the Company Group unless otherwise provided in an Award Agreement, has the meaning ascribed to such term in any employment, offer letter, severance or similar arrangement between a Grantee and any member of the Company Group at the time of the grant of an Award if applicable, or in the absence of any such agreement that defines cause, “Cause” shall mean:

(i)               any failure by the Grantee substantially to perform the Grantee’s employment or other duties (fiduciary or otherwise);

(ii)              any excessive unauthorized absenteeism by the Grantee;

(iii)             any refusal by the Grantee to obey the lawful orders of the Board or any other person or committee to whom the Grantee reports;

(iv)             any act or omission by the Grantee that is or may be injurious to any member of the Company Group, monetarily or otherwise;

(v)              any act or omission by the Grantee that is inconsistent with the best interests of any member of the Company Group;

(vi)            the Grantee’s material violation of any policies of any member of the Company Group, including, without limitation, those policies relating to discrimination, sexual harassment or anti-bribery and anti-corruption and money laundering;

(vii)            the Grantee’s unauthorized (a) removal from the premises of any member of the Company Group of any document (in any medium or form) relating to the Company or an affiliate or the customers or clients of any member of the Company Group or (b) disclosure to any person or entity of any of the Company’s, or any other member of the Company Group’s, confidential or proprietary information;

(viii)           the Grantee’s commission of any felony, or any other crime involving moral turpitude;

(ix)              the Grantee’s commission or omission of any act involving dishonesty or fraud; and

(x)               in respect of the termination of a director, in addition to the above, as the term “cause” is defined in the Bye-laws.

(f)                 “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include the rules, regulations and guidance promulgated pursuant to such Code section.

(g)                “Committee” has the meaning set forth in Section 3.1.

(h)                “Company Group” shall mean the Company and its subsidiaries. Any reference in the Plan and any Award Agreement to the “Company Group” shall mean and be a reference to all of the entities included in the definition of Company Group on a collective basis, and each entity included in the definition of Company Group on an individual basis, unless otherwise specified in the Plan or such Award Agreement or the context otherwise requires.

(i)                 “Disability” means, unless otherwise defined in an Award Agreement, a permanent and total disability (as defined in Code Section 22(e)(3)), whereby the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Grantee will submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing, in the event that an Award is subject to Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section 409A, the definition of “Disability” for purposes of such Award will be the definition of “disability” provided under Code Section 409A if and to the extent inconsistent with the above definition.

(j)                 “Dividend Equivalents” means, in the case of Restricted Stock Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof), excluding, unless the Committee determines otherwise in its discretion, any dividends deemed by the Committee to be special, extraordinary or non-recurring, that are payable to shareholders of record in respect of the relevant record dates that occur during the Restriction Period or performance period, as applicable, on a like number of Shares that are subject to the Award.

(k)                The term “employment” and “employed” shall be deemed to mean an employee’s employment with, or a consultant’s provision of services to, the Company Group and each director’s service as a director.

(l)                 “Exercise Price” means the price at which a Grantee may exercise his or her right to receive cash or Shares, as applicable, under the terms of an Award.

(m)              “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(n)                “Fair Market Value” of a Share means, as of a particular date, (i) if Shares are then listed or admitted to trading on a national securities exchange, the closing sales price per Share on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal national securities exchange on which such Share is so listed or admitted to trading, (ii) if the Shares are not so listed or admitted to trading, the average of the closing high bid and low asked quotations as reported on an inter-dealer quotation system for such Share on the date in question, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, (iii) if none of the above are applicable, the fair market value as determined in good faith by the Committee in accordance with any applicable requirements of Section 409A or 422 of the Code.

(o)                “Grantee” means the recipient of an Award under the Plan, including any employee, officer, director, consultant or other service provider who is selected by the Committee to participate in the Plan, including any person to whom one or more Awards have been made and remain outstanding.

(p)                “Incentive Stock Option” means an Option that is designated as such in the applicable Award Agreement and intended to comply with the requirements set forth in Section 422 of the Code.

(q)                “Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code and any Option that is not designated as an Incentive Stock Option.

(r)                 “Plan” has the meaning set forth in Article I.

(s)                 “Option” means a right to purchase a specified number of Shares at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

(t)                 “Restricted Stock” means Shares allotted and issued or transferred pursuant to Section 6.4 that are restricted and/or subject to forfeiture provisions.

(u)                “Restricted Stock Unit” means a unit that provides for the allotment and issuance, transfer, or delivery of one Share or equivalent value in cash upon the satisfaction of the terms, conditions, and restrictions applicable to such Restricted Stock Unit.

(v)                “Share” means one common share of the Company, par value $0.01 per share, or any shares hereafter allotted and issued or which may be allotted and issuable in substitution or exchange for a Share.

(w)              “Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or by allotment and issuance, transfer, or delivery of Shares, equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over a specified Exercise Price.

(x)                “Tax Equalization” or “Hypothetical Tax” shall mean the methodology established by the Company, either through general personnel policies or specific agreement, to neutralize, in whole or in part, the tax consequences to employees assigned to locations outside of the employee’s home country.

(y)                The terms “termination of employment,” “terminated employment” and related terms or usages shall mean (i) the Grantee ceasing to be employed by, or to provide consulting services for, any member of the Company Group, or any corporation (or any of its subsidiaries) which assumes the Grantee’s award in a transaction to which Section 424(a) of the Code applies; (ii) the Grantee ceasing to be a director; or (iii) in the case of a Grantee who is, at the time of reference, both an employee or consultant and a director, the later of the events set forth in subparagraphs (i) and (ii) above. For purposes of clauses (i) and (ii) above, a Grantee who continues his employment, consulting relationship or service as a director with a Company subsidiary subsequent to its sale by the Company, shall have a termination of employment upon the date of such sale. The Committee may in its sole discretion determine whether any leave of absence constitutes a termination of employment for purposes of the Plan and the impact, if any, of any such leave of absence on awards theretofore made under the Plan. A person whose status changes from consultant, employee, or director to any other of such positions without interruption shall not be considered to have had a termination of employment by reason of such change. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its subsidiaries.

Article III. ADMINISTRATION

3.1               Administration by Committee; Constitution of Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee or subcommittee as the Board may designate or a committee formed by the abstention or recusal of a non-Qualified Member (as defined below) of the Compensation Committee or such other committee appointed by the Board (the “Committee”). The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. While it is intended that at all times that the Committee acts in connection with the Plan, the Committee shall consist solely of two or more Qualified Members, the fact that the Committee is not so comprised will not invalidate any grant hereunder that otherwise satisfies the terms of the Plan. A “Qualified Member” is an individual who is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The term “Committee” as used herein shall refer to the Board to the extent that the Board is acting in place of the Committee.

3.2               Committee’s Authority. Subject to Article VII, the Committee shall have the full authority and discretion to take any actions it deems necessary or advisable for the administration and operation of the Plan and to carry out its functions as described herein, including but not limited to complete authority (i) to select individuals to whom Awards may from time to time be granted and the terms and conditions (not inconsistent with the terms of the Plan) of such Awards, (ii) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more individuals eligible for Awards pursuant to Article IV hereof, (iii) to interpret, construe and administer the Plan, any Awards granted under the Plan and any Award Agreements hereunder, (iv) to exercise all of the powers granted to it under the Plan, (v) to prescribe, amend and rescind rules and regulations relating to the Plan and any Award Agreements, including rules governing its own operations, (vi) to make all determinations necessary or advisable in administering the Plan or any Award Agreements, (vii) to correct any defect, supply any omission and reconcile any inconsistency in the Plan or in any Award Agreement, (viii) to delegate such powers and authority to such Person as it deems appropriate with respect to the Plan, Awards and any Award Agreements, (ix) to waive any conditions, restrictions or limitations under any Awards (including any such conditions, restrictions or limitations contained in any Award Agreements), and (x) to amend the Plan to reflect changes in applicable law.

3.3               Committee Action; Delegation. Actions of the Committee shall be taken by the vote of a majority of its members (or a unanimous decision in the event the Committee is comprised of two members). To the extent permitted by applicable law, any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. Notwithstanding the foregoing or any other provision of the Plan, to the fullest extent permitted by applicable law, the Committee may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s)), among those eligible to receive Awards pursuant to the terms of the Plan, who will receive Awards under the Plan and the size of each such grant, provided that the Committee shall itself grant Awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of Section 16 of the Exchange Act.

3.4               Determinations Final. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive.

3.5               Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of this Article III shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under the Plan, and shall, to the fullest extent permitted by applicable law and the Bye-laws, be indemnified and held harmless by the Company from any claim, loss, damage or expense (including counsel fees) with respect to any such action or determination, except for his or her own willful misconduct or fraud or dishonesty or as expressly provided by applicable law or the Bye-laws.

Article IV. Eligibility

The persons eligible to receive awards under the Plan are those current and prospective officers, directors (whether or not they are employed by the Company), and employees of, and consultants or other service providers to, the Company Group (collectively, “key persons”) as the Committee in its sole discretion shall select.

Article V. Shares Available for Awards

5.1               Aggregate Number of Shares.  Subject to Section 5.3, Awards under the Plan may be granted with respect to up to an aggregate of 8,960,573 Shares.  Shares issued pursuant to the Plan may be authorized but unissued Shares or Shares acquired or repurchased by the Company and cancelled or Shares acquired or repurchased by the Company and held in treasury for the purposes of the Plan, all of which may be issued pursuant to Incentive Stock Options.

5.2               Certain Shares to Become Available Again. If any Award is forfeited, reacquired, expires unexercised, is unearned or otherwise terminates or is canceled without the delivery of Shares, or Shares owned by a Grantee are tendered to satisfy the tax withholding obligations of any Award granted under the Plan, then the Shares covered by such forfeited, reacquired, expired, unexercised, terminated or canceled Award or tendered for such tax withholding shall again become available for issuance pursuant to new Awards granted or to be granted under this Plan. If an Award is settled for cash (in whole in part) or otherwise does not result in the delivery or issuance of all or a portion of the Shares subject to such Award, such Shares shall to the extent of such cash settlement, immediately become available for issuance pursuant to new Awards granted or to be granted under this Plan. Notwithstanding the foregoing, the following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares tendered by a Grantee or withheld by the Company in payment of the Exercise Price of an Option; and (ii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

5.3               Adjustment Upon Changes in Share Capital. Upon certain changes in the share capital of the Company, the number of Shares available for issuance under the Plan pursuant to Section 5.1 shall be adjusted pursuant to Article VIII.

Article VI. Awards Under the Plan

6.1               General. The Committee shall designate from time to time the individuals who are to be the recipients of Awards and shall determine the type or types of Awards to be granted to each such individual. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed (electronically or otherwise) by the Grantee to whom the Award is granted and by an authorized officer for and on behalf of the Company. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the Plan or any other plan of the Company or any of its subsidiaries, including the plan of any acquired entity.

Upon the termination of employment or service with the Company Group by a Grantee, any unexercised, unvested or unpaid Awards shall be treated as set forth herein or in the applicable Award Agreement or in any other written agreement the Company has entered into with the Grantee, it being understood that the Committee may, in its sole and absolute discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Award, including without limitation rules pertaining to the termination of employment or service by reason of death or disability. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its subsidiaries.

Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Shares delivered in lieu of fully vested cash awards under incentive plans of the Company Group, (ii) Awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual general meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual general meeting, and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5.1 (subject to adjustment under Article VIII); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a change in control of the Company, in the terms of the Award or otherwise.

6.2               Stock Options. The Committee may grant Options to such individuals, in such amounts and subject to such terms and conditions, including vesting and forfeiture (which may be based on continuing employment or service, achievement of pre-established performance objectives, a combination of such conditions or such other conditions as the Committee shall consider appropriate), as the Committee shall determine in its sole discretion.

(a)                Types. The Committee shall determine at the time of grant whether an Option is an Incentive Stock Option or Nonqualified Stock Option; provided, however, that an Incentive Stock Option may only be granted to individuals who are employees of the Company or its “parent” or any “subsidiary” within the meaning of Code Sections 424(e) and (f) on the date of grant.

(b)                Exercise Price. Each Award Agreement with respect to an Option shall set forth the Exercise Price of such Option. The Exercise Price shall be determined by the Committee in its sole discretion; provided, however, that the Exercise Price shall be at least 100% of the Fair Market Value of a Share on the date the Option is granted, and provided, further, that the Exercise Price per Share shall be not less than the par value of a Share.

(c)                Exercise Period. The Committee shall determine the periods during which an Option shall be exercisable, whether in whole or in part (which may depend upon or be related to a period of continued employment with the Company Group, the achievement of performance goals or other conditions or a combination of such conditions) and the date on which the Option shall expire. Such periods shall be determined by the Committee in its sole discretion; provided, however, that no Option shall be exercisable more than 10 years after the date of grant. The Committee may provide that an Option will be automatically exercised on specific dates or upon the occurrence of a specified event.

(d)                Incentive Stock Option Limitation. To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the Shares with respect to which an Incentive Stock Option is first exercisable by any employee during any calendar year shall exceed $100,000, or such other amount as may be specified from time to time under Section 422 of the Code, such Option shall be treated as a Nonqualified Stock Option. Notwithstanding the provisions of this Section to the contrary, an Incentive Stock Option may not be granted under the Plan to an individual who, at the time the Option is granted, owns stock or shares possessing more than 10% of the total combined voting power of all classes of stock or shares of his employer corporation or company or of its parent or subsidiary corporations or companies (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) at the time such Incentive Stock Option is granted the option exercise price is at least 110% of the Fair Market Value of the Shares subject thereto and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of 5 years from the date it is granted.

(e)                Method of Exercise. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price is received by the Company and the Grantee has paid any required taxes. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option. Any written notice of exercise of an Option shall be accompanied by payment for the Shares being purchased. Such payment shall be made by one or more of the following methods: (i) certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent); (ii) with the consent of the Committee, delivery of Shares having a Fair Market Value (determined as of the exercise date) equal to all or part of the Exercise Price; (iii) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of the Option that are needed to pay the Exercise Price and all applicable required withholding taxes; or (iv) by such other method as the Committee may permit in its sole discretion.

(f)                 Termination of Employment or Service.  Except to the extent otherwise provided in an Award Agreement or determined by the Committee, the following provisions will apply on termination of employment or services: A Grantee whose employment or service with the Company Group terminates may exercise any outstanding Option (i) only to the extent that the Award was exercisable on (or became exercisable in connection with) the effective date of the termination of employment or service and (ii) only during the three-month period following the termination of employment or service, but in no event after the original expiration date of the Option.  The Option, to the extent not exercisable on the effective date of the termination of employment or service or not exercised before the earlier to occur of (A) the end of the three-month period following the termination of employment or service and (B) the original expiration date of the Option, shall terminate. Notwithstanding the foregoing, if a Grantee’s employment or service is terminated for Cause, all Options not theretofore exercised shall terminate as of the commencement of business on the effective date of the Grantee’s termination of employment or service. A Grantee whose employment or service terminates by reason of a Disability or on account of death, may (or, in the case of death, his designated beneficiary or, if none, his estate) exercise any outstanding Option (i) only to the extent that the award was exercisable on (or became exercisable in connection with) the effective date of the termination of employment or service; and (ii) only during the period ending on the earlier of (A) the first anniversary of the Grantee’s termination of employment or service and (B) the original expiration date of the Option.  The Option, to the extent not exercisable on the effective date of the termination of employment or service or not exercised before the earlier to occur of (A) the first anniversary of the date of the Grantee’s termination of employment or service and (B) the original expiration date of the Option, shall terminate. If a Grantee dies subsequent to terminating employment or service but prior to the expiration of an Option (as provided by paragraphs (a) or (c) above), the Option shall remain exercisable until the earlier to occur of (A) the first anniversary of the Grantee’s death or (B) the original expiration date of the Option. The Option, to the extent not exercised before the earlier to occur of (A) the first anniversary of the Grantee’s death and (B) the original expiration date of the Option, shall terminate. An Option may not be treated as an Incentive Stock Option to the extent that it remains exercisable for more than three months following a Grantee’s termination of employment for any reason other than death or Disability (including death within three months after a termination of employment or within the one year after a termination due to Disability), or for more than one year following a Grantee’s termination of employment as the result of Disability.

6.3               Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights (“SAR”) to such individuals, in such amounts and subject to such terms and conditions, including vesting, reacquisition and forfeiture (which may be based on continuing employment or service, achievement of pre-established performance objectives, a combination of such conditions or such other conditions as the Committee shall consider appropriate), as the Committee shall determine in its sole discretion.

(a)                Exercise Price. The Exercise Price per Share of an SAR shall be an amount determined by the Committee but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the SAR is granted (other than in the case of an SAR granted in substitution of previously granted awards). Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, upon exercise of an outstanding exercisable SAR, each SAR shall entitle a Grantee upon exercise to an amount equal to (i) the excess of (a) the Fair Market Value of a Share on the exercise date over (b) the Exercise Price of such SAR multiplied by (ii) the number of SARs exercised, and payment to the Grantee shall be made in Shares (valued at such Fair Market Value) or in cash (or a combination of the two), as determined by the Committee.

(b)                Exercise Period. The Committee shall determine the periods during which a Stock Appreciation Right shall be exercisable, whether in whole or in part (which may depend upon or be related to a period of continued employment with the Company, the achievement of performance goals or other conditions or a combination of such conditions) and the date on which the SAR shall expire. Such periods shall be determined by the Committee in its sole discretion; provided, however, that no Stock Appreciation Right shall be exercisable more than 10 years after the date of grant. The Committee may provide that a Stock Appreciation Right will be automatically exercised on specific dates or upon the occurrence of a specified event.

(c)                Method of Exercise. Stock Appreciation Rights that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Stock Appreciation Right.

(d)                Termination of Employment or Service.  Except to the extent otherwise provided in an Award Agreement or determined by the Committee, the following provisions will apply on termination of employment or service: A Grantee whose employment or service with the Company Group terminates may exercise any outstanding Stock Appreciation Right (i) only to the extent that the Award was exercisable on (or became exercisable in connection with) the effective date of the termination of employment or service and (ii) only during the three-month period following the termination of employment or service, but in no event after the original expiration date of the SAR.  The Stock Appreciation Right, to the extent not exercisable on the effective date of the termination of employment or service or not exercised before the earlier to occur of (A) the end of the three-month period following the termination of employment or service and (B) the original expiration date of the SAR, shall terminate. Notwithstanding the foregoing, if a Grantee’s employment or service is terminated for Cause, all Stock Appreciation Rights not theretofore exercised shall terminate as of the commencement of business on the effective date of the Grantee’s termination of employment or service. A Grantee whose employment or service terminates by reason of a Disability or on account of death, may (or, in the case of death, his designated beneficiary or, if none, his estate) exercise any outstanding Stock Appreciation Right (i) only to the extent that the award was exercisable on (or became exercisable in connection with) the effective date of the termination of employment or service; and (ii) only during the period ending on the earlier of (A) the first anniversary of the Grantee’s termination of employment or service and (B) the original expiration date of the award.  The Stock Appreciation Right, to the extent not exercisable on the effective date of the termination of employment or service or not exercised before the earlier to occur of (A) the first anniversary of the Grantee’s termination of employment or service and (B) the original expiration date of the SAR, shall terminate. If a Grantee dies subsequent to terminating employment or service but prior to the expiration of a Stock Appreciation Right (as provided by paragraphs (a) or (c) above), the SAR shall remain exercisable until the earlier to occur of (A) the first anniversary of the Grantee’s death or (B) the original expiration date of the award. The Stock Appreciation Right, to the extent not exercised before the earlier to occur of (A) the first anniversary of the Grantee’s termination of employment or service and (B) the original expiration date of the SAR, shall terminate.

6.4               Restricted Stock. The Committee may grant Awards of Restricted Stock to such individuals, in such amounts and subject to such terms and conditions, including vesting, reacquisition and forfeiture, (which may be based on continuing employment or service, achievement of pre-established performance objectives, a combination of such conditions or such other conditions as the Committee shall consider appropriate) as the Committee shall determine in its sole discretion.

(a)                Issuance of Shares. Promptly after a Grantee accepts an Award of Restricted Stock, the Company or its transfer agent or branch registrar shall cause Shares to be registered in the name of the Grantee in the Company’s register of members or branch register and may, but is not obligated to, also issue to the Grantee a share certificate or certificates for the Shares covered by the Award. Upon such entry into the register of members or branch register, the Grantee shall have the rights of a shareholder with respect to the Restricted Stock, subject to any other restrictions and conditions contained in the applicable Award Agreement, including any requirement that any dividends or other distributions be held in custody by the Company until such Restricted Stock vests.

(b)                Custody of Share Certificate(s). Unless the Committee shall otherwise determine, any share certificates issued evidencing Shares of Restricted Stock shall remain in the possession of the Company or another custodian designated by the Company until such Shares are free of any restrictions specified in the applicable Award Agreement. The Committee may direct that such share certificate(s) bear a legend setting forth the applicable restrictions on transferability, and that any register entry related to such Shares be subject to electronic coding or stop order reflecting the applicable restrictions.

(c)                Election Under 83(b). No Grantee shall make an election under Section 83(b) of the Code with respect to any Award of Restricted Stock without the written approval of the Committee, which the Committee may grant or withhold in its discretion. Each Grantee making an election will provide a copy thereof to the Company within thirty (30) days of the filing of such election with the U.S. Internal Revenue Service.

6.5               Restricted Stock Units. The Committee may grant Awards of Restricted Stock Units to such individuals, in such amounts and subject to such terms and conditions, including vesting, reacquisition and forfeiture, (which may be based on continuing employment or service, achievement of pre-established performance objectives, a combination of such conditions or such other conditions as the Committee shall consider appropriate) as the Committee shall determine in its sole discretion.

(a)                Restricted Stock Unit Grants. A grant of a Restricted Stock Unit entitles the Grantee to receive a Share or, in the sole discretion of the Committee, the value of a Share, on a date specified in the Award Agreement.  If no date is specified, the Grantee shall receive such Share or value on the date that the Restricted Stock Unit vests. A grant of Restricted Stock Unit may include Dividend Equivalents subject to such terms and conditions as prescribed for in the applicable Award Agreement.

(b)                Vesting; Forfeiture.  The Committee shall specify at the time of grant the date or dates (which may depend upon or be related to a period of continued employment with the Company, the achievement of performance goals or other conditions or a combination of such conditions) on which the Restricted Stock Units shall vest.

6.6               Unrestricted Stock

The Committee may grant (or sell at a purchase price at least equal to par value) Shares free of restrictions under the Plan, to such key persons and in such amounts and subject to such forfeiture and/or reacquisition provisions as the Committee shall determine in its sole discretion. Shares may be thus granted or sold as settlement of cash awards under incentive plans of the Company Group or in respect of past services or other valid consideration.

6.7               Cash Awards. The Committee shall have the authority to grant cash awards to such key persons and in such amounts and subject to such forfeiture, reacquisition and clawback provisions as the Committee shall determine in its discretion. Cash awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions.

6.8               Performance Awards. The Committee shall have the authority, at the time of grant of any Award described in the Plan, to designate such Award as a “performance award.” The Committee shall also have the authority to grant a standalone cash-based performance compensation award pursuant to this Section 6.8. The Committee shall determine the length of the performance period, the type of performance award to be issued and the performance goals to apply and such other terms and conditions as determined by the Committee.

(a)                The performance criteria that will be used to establish the performance goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more affiliates, divisions or operational units, or any combination of the foregoing) as determined by the Committee.

(b)                The Committee may alter performance criteria or modify the calculation of a performance goal without obtaining shareholder approval to reflect any event that would reasonably be expected to affect or alter such performance criteria or performance goal, including, but not limited to: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) nonrecurring items; (vi) acquisitions or divestitures; (vii) any other specific unusual or infrequently occurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) a change in the Company’s fiscal year; or (x) any other event as determined by the Committee.

(c)                Use of Negative Discretion. In determining the actual amount of an individual Grantee’s performance award for a performance period, the Committee may reduce or eliminate the amount of the performance compensation award earned under the performance formula in the performance period through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate.

6.9               Assumption under the Plan of Outstanding Stock Options. Notwithstanding any other provision of the Plan, the Board or the Committee, in its discretion, may authorize the assumption and continuation under the Plan of outstanding and unexercised stock options or other types of stock-based incentive awards that were granted under a stock option plan (or any other type of stock incentive plan or agreement) that is or was maintained by a corporation or other entity that was merged into, amalgamated or consolidated with, or whose stock or assets were acquired by, the Company as the surviving corporation. Any such action will be upon such terms and conditions as the Board or the Committee, in its discretion, may deem appropriate, including provisions to preserve the holder’s rights under the previously granted and unexercised stock option or other stock-based incentive award. The exercise price and number of shares for any such stock options shall be determined in accordance with the principles of Sections 409A and 424(a) of the Code.

Article VII. Amendment of the Plan.

The Board may from time to time suspend, discontinue, revise or amend the Plan (and the Committee may amend any Award Agreement) in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any Award theretofore made under the Plan without the consent of the Grantee (or, upon the Grantee’s death, the person having the right to exercise the Award). For purposes of this Article VII any action of the Board or the Committee that in any way alters or affects the tax treatment of any Award or that in the sole discretion of the Board is necessary to prevent the Grantee from being subject to tax with respect to an Award under Section 409A of the Code shall not be considered to materially impair any rights of any Grantee. Notwithstanding the foregoing, no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s shares are listed, including any amendment that expands the types of Awards available under the Plan, materially increases the number of Shares available for Awards under the Plan, materially expands the classes of persons eligible for Awards under the Plan, materially extends the term of the Plan, or limits any provisions of the Plan that prohibit the repricing of Options or SARs, or decreases any minimum vesting requirements for any Award. The Committee shall have no right to suspend, discontinue, revise or amend the terms of the Plan other than as set forth in Section 3.2.

Article VIII. Adjustment

8.1               Corporate Events.  In the event of any change in the number of Shares issued and outstanding by reason of any share dividend or split, reverse share split, recapitalization, consolidation, combination or exchange of shares or similar corporate change (collectively referred to as “corporate events”), the Committee shall make the following adjustments:

(a)                Shares Available for Grants.  The maximum number of Shares and/or the class of Shares with respect to which the Committee may grant Awards, as described in Section 5.1, shall be appropriately adjusted by the Committee.  In the event of any change in the number of Shares issued and outstanding by reason of any event or transaction other than a corporate event, the Committee may, but need not, adjust the maximum number and class of Shares with respect to which the Committee may grant Awards, as described in Section 5.1, in each case as the Committee may deem appropriate.

(b)                Restricted Stock.  Unless the Committee in its sole discretion otherwise determines, any securities or other property (including dividends paid in cash) received by a Grantee with respect to a Share of Restricted Stock as a result of a corporate event will not vest until such Share of Restricted Stock vests, and shall be promptly deposited with the Company or another custodian designated by the Company.

(c)                Restricted Stock Units.  The Committee shall adjust outstanding grants of Restricted Stock Units to reflect any corporate event as the Committee may deem appropriate to prevent the enlargement or dilution of rights of Grantees.

(d)                Options and Stock Appreciation Rights.  Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Shares or a change in the class of Shares resulting from a corporate event or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company, the Committee shall proportionally adjust the number or class of Shares subject to each outstanding Option and Stock Appreciation Right and the Exercise Price of each such Option and Stock Appreciation Right.

(e)                Outstanding Options, Stock Appreciation Rights and Restricted Stock Units – Certain Mergers.  Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving company in any merger, amalgamation or consolidation (except a merger, amalgamation or consolidation as a result of which the holders of Shares receive securities of another corporation or company and/or other property, including cash), each Option, Stock Appreciation Right and Restricted Stock Unit outstanding on the date of such merger, amalgamation or consolidation shall pertain to and apply to the securities which a holder of the number of Shares subject to such Option, Stock Appreciation Right or Restricted Stock Unit would have received in such merger, amalgamation or consolidation.

(f)                 Outstanding Options, Stock Appreciation Rights and Restricted Stock Units – Certain Other Transactions.  In the event of (i) a dissolution, winding up or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger, amalgamation or consolidation involving the Company in which the Company is not the surviving company or (iv) a merger, amalgamation or consolidation involving the Company in which the Company is the surviving company but the holders of Shares receive securities of another corporation or company and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:

(i)                 cancel, effective immediately prior to the occurrence of such event, each Option, Stock Appreciation Right and Restricted Stock Unit outstanding immediately prior to such event (whether or not then vested or exercisable), and, in full consideration of such cancellation, pay (A) to the Grantee to whom such Option or Stock Appreciation Right was granted an amount (whether in cash or, to the extent holders of Shares receive securities in the applicable transaction and the Committee so elects, securities), for each Share subject to such Option or Stock Appreciation Right, respectively, equal to the excess of (x) the value, as determined by the Committee in its sole discretion, of the property (including cash) received by the holder of a Share as a result of such event over (y) the exercise price of such Option or Stock Appreciation Right and (B) to the Grantee to whom such Restricted Stock Unit was granted, for each Share subject to such Award, the value, as determined by the Committee in its sole discretion, of the property (including cash) received by the holder of a Share as a result of such event, provided, however, that if such Option, Stock Appreciation Right or Restricted Stock Unit was subject to vesting or exercisability based upon achievement of specified performance objectives, the Committee may provide that such payments only shall be made to the extent that the applicable performance objective was achieved, assuming the performance period ended on the date of the applicable event, or pay at target; or

(ii)               (1) provide that each Option and Stock Appreciation Right outstanding immediately prior to such event (whether or not otherwise vested and exercisable) (a) may be exercised during a period of not less than 30 days prior to the occurrence of such event and (b) shall expire upon the occurrence of such event, and (2) cancel, effective immediately prior to the occurrence of such event, each Restricted Stock Unit outstanding immediately prior to such event (whether or not then vested), and, in full consideration of such cancellation, pay to the Grantee to whom such Restricted Stock Unit was granted, for each Share subject to such Award, the value, as determined by the Committee in its sole discretion, of the property (including cash) received by the holder of a Share as a result of such event, provided, however, that if such Option, Stock Appreciation Right or Restricted Stock Unit was subject to vesting or exercisability based upon achievement of specified performance objectives, the Committee may provide that such Option and Stock Appreciation Right only shall be exercisable and payment only shall be made with respect to such Restricted Stock Unit to the extent that the applicable performance objective was achieved, assuming the performance period ended on the date of the applicable event, or pay at target; or

(iii)             provide, in a manner consistent with Section 409A of the Code, for the exchange of each Option, Stock Appreciation Right and Restricted Stock Unit outstanding immediately prior to such event (whether or not then exercisable) (the “original awards”) for an Option on, Stock Appreciation Right and Restricted Stock Unit with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Option, Stock Appreciation Right or Restricted Stock Unit would have received and, incident thereto, make an equitable adjustment as determined by the Committee in its sole discretion in the exercise price of the Option or Stock Appreciation Right, or the number of shares or amount of property subject to the Option, Stock Appreciation Right or Restricted Stock Unit, with the other terms of such Awards the same as the terms of the applicable original awards, or, if the Committee so determines in its sole discretion, provide for a cash payment to the Grantee to whom such Option, Stock Appreciation Right or Restricted Stock Unit was granted in partial consideration for the exchange of the Option, Stock Appreciation Right or Restricted Stock Unit.

(g)                Outstanding Options, Stock Appreciation Rights and Restricted Stock Units – Other Changes.  In the event of any change in the capitalization of the Company or a corporate event other than those specifically referred to in Sections 8.1(a)-(f) hereof, the Committee shall, in its discretion, in a manner consistent with Section 409A of the Code, make such adjustments in the number and class of Shares or other property subject to Options, Stock Appreciation Rights and Restricted Stock Units outstanding on the date on which such change occurs and in the Exercise Price of each such Option and Stock Appreciation Right as the Committee may, in its sole discretion, consider appropriate to prevent dilution or enlargement of rights.  In addition, if and to the extent the Committee, in its sole discretion, determines it is appropriate, the Committee may elect to cancel each or any Option, Stock Appreciation Right and Restricted Stock Unit outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Grantee to whom such award was granted an amount in cash, (A) for each Share subject to such Option or Stock Appreciation Right, respectively, equal to the excess of (i) the Fair Market Value of a Share on the date of such cancellation over (ii) the exercise price of such Option or Stock Appreciation Right (B) for each Share subject to such Restricted Stock Unit equal to the Fair Market Value of a Share on the date of such cancellation.

8.2               No Other Rights. Except as expressly provided in the Plan, no Grantee shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, winding-up or liquidation, merger, amalgamation or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the exercise price of any Option or Stock Appreciation Right.

8.3               Share Fractions. No fractional Shares will be issued or delivered pursuant to the Plan or any Award, unless otherwise determined by the Company or Committee, and the Company or Committee will determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares.

Article IX. Miscellaneous

9.1               Repricing. Notwithstanding the foregoing and except as may be permitted under Article VIII hereof, the Committee may not, without shareholder approval, directly or indirectly reduce the Exercise Price of an outstanding Option or Stock Appreciation Right, including (i) changing the terms of an Option or Stock Appreciation Right to reduce the Exercise Price of such Option or Stock Appreciation Right; (ii) cancelling an Option or Stock Appreciation Right in exchange for a new Option or Stock Appreciation Right with a lower Exercise Price, (iii) cancelling an Option or Stock Appreciation Right in exchange for a different type of Award under the Plan that has a value that is greater than the excess of the Fair Market Value of the applicable Shares on the date of such payment over the Exercise Price, (iv) authorizing, in lieu of the exercise or in exchange for the cancellation of an Option or Stock Appreciation Right, the payment of cash in an amount that is greater than the excess of the Fair Market Value of the applicable Shares on the date of such payment over the Exercise Price, or (v) taking any other action that is treated as a “repricing” under generally accepted accounting principles, unless the cancellation and exchange occurs in connection with an adjustment permitted under Article VIII.

9.2               Transfer. Except as otherwise provided in the Plan or the Award Agreement or as approved by the Committee in writing, (a) no Award or right granted to any person under the Plan or under any Award Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution, in accordance with the terms of such Awards and to the extent not forfeited upon death or pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of the Plan or applicable Award and in the form acceptable to the Committee; and (b) all rights granted under the Plan or any Award Agreement shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative.

9.3               Issuance of Shares. Notwithstanding anything herein to the contrary, the Company will not be obligated to cause to enter a Grantee’s ownership of Shares in the Company’s register of members or branch register or to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable law and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of entry into the register of members or branch register or the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its discretion, deems necessary or desirable. The Committee may, in its discretion, defer the effectiveness of any exercise or settlement of an Award in order to allow the issuance of Shares to be made pursuant to a registered transaction or pursuant to an exemption from registration or other methods for compliance available under applicable law. The Committee will inform the Grantee in writing of its decision to defer the effectiveness of the exercise or settlement of an Award. During the period that the effectiveness of the exercise or settlement of an Award has been deferred, the Grantee may, by written notice to the Committee, withdraw any applicable exercise election and obtain the refund of any amount paid with respect thereto.

9.4               Withholding Taxes. The Company shall have the right to require payment of applicable federal, state, local or non-U.S. taxes, including social security obligations and any amounts owed to the Company under the Company’s Tax Equalization or Hypothetical Tax policies or specific agreements relating thereto as a condition to the exercise, vesting or settlement of any Award. The amount determined by the Committee to be due upon the exercise, vesting or settlement of any Award, or at any other applicable time, shall be paid in full at the time of exercise, vesting or settlement in cash or, if permitted by the Committee, the Grantee may arrange for such payment by means of surrendering, or otherwise forfeiting the right to require the Company to allot and issue, transfer, or deliver Shares with respect to the Award, or tendering Shares, valued at Fair Market Value on the date of exercise, or any combination of the foregoing methods, or otherwise entering into arrangements to pay the withholding amount in a form acceptable to the Company. The Committee may take or require such other action as may be necessary in the opinion of the Committee to satisfy all obligations for withholding of such taxes; provided, however, that to the extent a Grantee surrenders Shares, or otherwise forfeits or surrenders the right to require the Company to allot and issue, transfer, or deliver Shares, the number of such Shares must equal in Fair Market Value no more than the sum of the amount of withholding due based on the withholding rate(s) applied by the Company, in its discretion, in accordance with the applicable withholding laws and regulations in effect at the time such withholding is required, if at all; provided, however, that with the approval of the Committee, the Grantee may elect withholding at a rate up to the maximum rate applicable to the Grantee. If Shares subject to the Award are used as set forth above to satisfy tax or other charges, such Shares shall be valued based on the Fair Market Value on the date as of which the amount of the tax or charges is determined. Other Shares tendered to pay taxes or charges will be valued based on the Fair Market Value on the date received by the Company.

9.5               Employer NICs. In respect of a Grantee who is resident in the United Kingdom, the Committee may, to the extent it is lawful to do so, require that the Grantee’s Award Agreement includes the Grantee’s irrevocable agreement that: (i) the Company may recover the whole or any part of any secondary class 1 (employer) National Insurance Contributions from the Grantee; and (ii) at the request of the Company, the Grantee will elect (using a form approved by Her Majesty’s Revenue and Customs) that the whole or any part of the liability for any secondary class 1 (employer) National Insurance Contributions will be transferred to the Grantee.

9.6               Requirement to Enter into Tax Election. Where a Grantee is resident in the United Kingdom, the Committee may require the Grantee to make or enter into a valid election with his or her employer under Section 431 of the UK Income Tax (Earnings and Pensions) Act 2003 to disapply the provisions of Chapter 2 of Part 7 of that Act in respect of any Shares awarded as Restricted Stock.

9.7               Right of Discharge Reserved. Nothing in the Plan or in any Award Agreement shall confer upon any Grantee any right with respect to continuance of employment or service by the Company Group, or interfere in any way with any right of the Company Group to terminate the Grantee’s employment or service at any time for any reason whatsoever without liability to the Company Group or any of its affiliates. For purposes of the Plan, a sale of any subsidiary of the Company that employs a Grantee or for which a Grantee provides service shall be treated as the termination of such Grantee’s employment or service unless such Grantee’s employment or service with a Company Group continues following such sale.

9.8               Nature of Payments. Any and all grants of Awards and issuances of Shares under the Plan shall be in consideration of services performed for the Company Group by the Grantee and any Shares issued under the Plan shall be issued fully paid. All such grants and issuances shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of any member of the Company Group or under any agreement between any member of the Company Group and the Grantee, unless such plan or agreement specifically otherwise provides.

9.9               Restrictions on Share Transferability. The Committee may impose such restrictions on any grant of Options or on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under (i) any shareholders’ agreement, buy/sell agreement, right of first refusal, non-competition, and any other agreement between the Company and any of its securities holders or employees or (ii) any applicable law. Any certificate issued to evidence Shares issued upon the exercise of an Award may bear such legends and statements as the Committee will deem advisable to assure compliance with applicable law.

9.10           Section 409A. Awards made under the Plan are intended to be exempt from, or to the extent not exempt, to comply with, the requirements of Section 409A of the Code so as not to be subject to tax under Section 409A, and the Plan and Award Agreements shall be interpreted accordingly.  Notwithstanding the foregoing, none of the Company Group, the Committee, or the Board guarantee any particular tax outcome and the Grantee is solely responsible for any tax in connection with an Award, including any tax under Section 409A of the Code. Notwithstanding anything else herein to the contrary, if the Grantee is a “specified employee”, any payment scheduled to be made to a Grantee after the Grantee’s termination of employment shall not be made until the first business day following the date six months after the date of the termination of employment (or, if earlier such Grantee’s death), to the extent necessary to comply with Section 409A(a)(B)(i) and applicable Treasury Regulations.  Following any such six-month delay, all such delayed payments will be paid in a single lump sum on the date six months after such termination of employment. For any Awards that are nonqualified deferred compensation subject to Section 409A of the Code, any iteration of the word “termination” (i.e., “terminated”) with respect to a Grantee’s employment or service, shall mean a separation from service within the meaning of Section 409A of the Code.

9.11           Non-Uniform Determinations. The Committee’s determinations under the Plan and with respect to Awards granted under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards under the Plan, (b) the terms and provisions of Awards under the Plan, and (c) the treatment of leaves of absence.

9.12           Notice. All notices and other communications from a Grantee to the Committee under, or in connection with, the Plan and any Award Agreement shall be deemed to have been filed with the Committee when actually received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt of any such notices and communications.

9.13           Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

9.14           Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Although bookkeeping accounts may be established with respect to Grantees who are entitled to cash, Shares or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Shares or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Shares or rights thereto to be granted under the Plan. Any liability or obligation of the Company to any Grantee with respect to an Award of cash, Shares or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan. With respect to the Plan and any Awards granted hereunder, Grantees are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in the Plan or any applicable Award Agreement.

9.15           Termination for Cause. Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with a Grantee or at law or in equity. Any determination of whether a Grantee’s employment or service with the Company Group is (or is deemed to have been) terminated for Cause shall be made by the Committee in its sole discretion. If, subsequent to a Grantee’s voluntary termination of employment or service or involuntary termination of employment or service without Cause, it is discovered that the Grantee’s employment or service could have been terminated for Cause, the Committee may deem such Grantee’s employment or service to have been terminated for Cause. A Grantee’s termination of employment or service for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made.

9.16           Clawback. Notwithstanding anything to the contrary contained in this Plan or any Award Agreement, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by any member of the Company Group, whether before or after the date of grant of the Award.

9.17           Awards to Foreign Nationals and Grantees Outside the United States and the United Kingdom. Notwithstanding any provision of the Plan to the contrary, in order to comply, or facilitate compliance, with the applicable law or customs in other countries in which the Company or any of its affiliates operates or has employees or to qualify for preferred tax treatment of such jurisdictions, the Committee, in its discretion, will have the power and authority to (a) determine which affiliates will be covered by the Plan; (b) determine which persons employed outside the United States and United Kingdom are eligible to participate in the Plan; (c) amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States and United Kingdom; (d) establish subplans and modify exercise procedures and terms and procedures to the extent such actions are deemed to be necessary or advisable; and any such subplans and modifications to the terms and procedures of the Plan that are established under this Section 9.17 will be attached to the Plan document as appendices or annexes; and (e) take any action, before or after an Award is made, that it deems advisable to obtain or comply with any applicable law or regulatory exemptions or approvals.

9.18           Consent to Holding and Processing of Personal Data. Participants and eligible Employees acknowledge that personal data in relation to them may be held by the Company, any subsidiary, their employer, and/or any trustee and passed onto a third-party broker, registrar, advisor, administrator and/or future purchaser of the Company or any subsidiary for the operation or administration of the Plan. The Company is the data controller in relation to this processing of personal data for the purposes of applicable data protection laws. Further information about how the Company processes personal data of key persons is set out in the Company’s privacy notice, available by contacting the Company’s Human Resources Department at HRSC@valaris.com.

9.19           Headings. Any article, section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.

9.20           Successors and Assigns. The Plan and any applicable Award Agreement(s) shall be binding on all successors and permitted assigns of a Grantee, including, without limitation, the estate of such Grantee and the executor, administrator or trustee of such estate

9.21           Survival of Terms; Conflicts. The provisions of the Plan shall survive the termination of the Plan to the extent consistent with, or necessary to carry out, the purposes thereof. To the extent of any conflict between the Plan and any Award Agreement, the Plan shall control; provided, however, that any Award Agreement may impose greater restrictions or grant lesser rights than the Plan.

9.22           Effective Date and Term of Plan. The Plan was adopted by the Board on _____, 2021. Unless sooner terminated by the Board, the Plan shall terminate on _____, 2031, the tenth anniversary of the adoption of the Plan.  No Awards shall be made under the Plan after either such date, as applicable. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

9.23           Governing Law. Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of Texas.

9.24           Construction. Neither the Plan nor any Award Agreement shall be construed or interpreted with any presumption against the Company by reason of the Company causing the Plan or any Award Agreement to be drafted. Whenever from the context it appears appropriate, any term stated in either the singular or plural shall include the singular and plural, and any term stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise stated, references to Sections and Articles (as the case may be) are to sections and articles (respectively) of this Plan.